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                                                                      EXHIBIT 99

                          INDEPENDENT AUDITORS' REPORT

     We have audited the consolidated statements of operations, shareholders' equity, and cash flows of Rohr, Inc. and its subsidiaries for the year ended July 31, 1996 (such statements are not separately presented). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material aspects, the results of operations and cash flows of Rohr, Inc. and its subsidiaries for the year ended July 31, 1996, in conformity with generally accepted accounting principles.

                                        /s/ DELOITTE & TOUCHE LLP

San Diego, California
September 11, 1997